Exhibit 99.1

Ault Global Holdings Announces Entry into Purchase Agreement to Acquire an additional 3,000 S19j Pro Antminers With a Deployment Timeline Beginning in October 2021

Company Authorizes Establishment of Crypto DeFi Focused Subsidiary, BitNile, to Drive Expansion and Progress in Bitcoin Mining and Data Center Operations

Las Vegas, NV, September 15, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW) a diversified holding company (the “Company”), announced today that its wholly owned subsidiary, Ault Alliance, Inc. (“Ault Alliance”), has entered into a purchase agreement with Bitmain Technologies Limited (“Bitmain”) for the purchase of 3,000 S19j Pro model Antminers (the “Antminers”) for a total purchase price of $21 million and additional transaction costs of approximately $2 million in addition to the 1,000 Antminers the Company took delivery of earlier this week. The new Antminers will be deployed at the Company’s Michigan data center (the “Data Center”). The deployment of the 3,000 Antminers is scheduled to occur monthly, generally coinciding with the delivery schedule of 300 units per month, between October 2021 and July 2022.

Alliance Cloud Services, LLC, a majority owned subsidiary of Ault Alliance, acquired the Data Center, a 617,000 square foot energy-efficient facility located on a 34.5-acre site, in January 2021. During June 2021, the Company announced its intent to expand the infrastructure of its Data Center and increase the power capacity to 28MWs. With the execution of this purchase agreement with Bitmain and the delivery of the 1,000 Antminers, the Company is well-positioned to increase the scale and scope of its cryptocurrency and data center operations and is now moving forward with the necessary upgrades to achieve maximum capacity at the Data Center. The upgrades are projected to take approximately 18 months and are expected to result in 300MWs of critical power under an energy abatement agreement with fixed pricing at relatively low energy rates for the next five years.

Based on the current market conditions related to bitcoin mining and assuming the installation of all 4,000 Antminers which is expected to be completed in July 2022, the Company anticipates the gross revenue from its cryptocurrency mining operations to reach an annual run rate of between $45 and $50 million. In August 2021, the Company formed a new wholly owned subsidiary, BitNile, Inc. (“BitNile”), which will hold the Company’s investment in the Data Center and Antminers. While the Company believes that the future operations of the Data Center and its cryptocurrency mining operations will be successful, the Company cannot assure you that its expectations will materialize in a timely manner, if at all.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “I’m thrilled with the progress achieved so far and am confident, particularly having purchased an additional 3,000 Antminers, that BitNile’s operations will contribute meaningfully to the Company’s growth in both revenues and profitability.” Ault continued, “We believe BitNile’s long-term success and ability to scale will be partially dependent on access to the private or public equity markets to fund additional investments in Antminers and the Data Center expansion.”

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.AultGlobal.com or available at www.sec.gov.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holding’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.AultGlobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235